Exhibit 5.01



                                    September 17, 2003




SCANA Corporation
1426 Main Street
Columbia, South Carolina  29218

Gentlemen:

     SCANA Corporation (the "Company") will file with the Securities and Exchange Commission a Post-Effective Amendment No. 2 to Registration Statement No. 333-18973 on Form S-8 for the registration under the Securities Act of 1933, as amended, of up to 100,000 shares of the Company's common Stock, without par value (the "Stock") to be issued pursuant to the Company's Director Compensation and Deferral Plan (the "Plan").

     I am familiar with the preparation of the aforesaid Registration Statement, the Plan and the proceedings of the Company in connection with the proposed issuance of the Stock under the Plan. I have also made such further investigation as I have deemed pertinent and necessary as a basis for this opinion.

     Based on the foregoing, I hereby advise you that it is my opinion, upon (a) the aforesaid Registration Statement, as it may be amended, becoming effective;
(b) the issuance of original issue Stock in accordance with the terms of the Plan and (c) the due execution, registration and delivery of the original issue Stock to the eligible directors under the Plan; the original issue Stock will have been duly authorized and legally and validly issued and will be fully paid and non-assessable.

     I hereby consent to the use of this opinion in connection with the aforesaid Registration Statement and I also consent to the making of the statements with reference to me in the aforesaid Registration Statement.

                                     Very truly yours,


                                     s/H. Thomas Arthur
                                     H. Thomas Arthur
                                     Senior Vice President and General Counsel